EXHIBIT 99

News Release

    For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 272-7406

HNI Corporation Announces Results for First Quarter Fiscal 2007

MUSCATINE, Iowa (April 19, 2007) - HNI Corporation (NYSE: HNI) today announced first quarter sales of $609.2 million and income from continuing operations of $20.7 million for the quarter ending March 31, 2007.  Net income per diluted share from continuing operations for the quarter was $0.43.

First Quarter Summary Comments
"Overall, combined results were in line with our first quarter expectations. Operating cash flow was strong.  Our hearth segment experienced the impact of the declining housing market as expected while actions taken to right size the cost structure contributed to higher than anticipated profitability.  Our office furniture business did not perform as anticipated as soft orders in the supplies driven channel resulted in lower overall sales growth and profitability," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

 First Quarter
Dollars in Millions	Three Months Ended		Percent
Except per share data	3/31/2007	4/01/2006	Change

Net Sales	$609.2	$645.6	-5.6%
Gross Margin	$206.7	$229.0	-9.7%
Gross Margin %	33.9%	35.5%
SG&A	$170.7	$182.9	-6.7%
SG&A %	28.0%	28.3%
Operating Income	$36.0	$46.0	-21.8%
Operating Income %	5.9%	7.1%
Income from Continuing Operations	$20.7	$28.6	-27.7%

Earnings per share from Continuing Operations - Diluted	$0.43	$0.55	-21.8%

First Quarter Results - Continuing Operations
  Consolidated net sales for the first quarter decreased 5.6 percent to $609.2 million. Acquisitions contributed $15.5 million or 2.4 percentage points of sales.
  Gross margins were 1.6 percentage points lower than prior year primarily due to decreased volume. Price increases implemented late in the prior year more than offset the moderate increase in material costs experienced during the quarter.
  Total selling and administrative expenses decreased due to lower volume, cost containment initiatives, and lower restructuring costs.
  The annualized effective tax rate for first quarter 2007 decreased to 35.5 percent compared to 36.5 percent in first quarter 2006 due to additional benefits from the U.S. manufacturing deduction and the reinstatement of the research tax credit partially offset by higher state taxes.
  Net income per share was favorably impacted $0.03 per share as a result of the Corporation's share repurchase program.

Cash flow from operations for the first three months increased to $40.8 million compared to $8.7 million last year.  The increase was primarily due to timing of trade receivables collections. Capital expenditures were $13.3 million in 2007 compared to $14.2 million in 2006. The Corporation repurchased 285,645 shares of its common stock at a cost of approximately $13.1 million, or $45.93 per share, during the first quarter of 2007, compared to $16.6 million in the same period last year. Approximately $126.7 million remains under the current repurchase authorization.

Discontinued Operations
The Corporation has made the decision to sell a small, non-core component of the office furniture segment. Revenues and expenses associated with the business operations are presented as discontinued operations for all periods presented in the financial statements.

Office Furniture
	Three Months Ended		Percent
Dollars in Millions	3/31/2007	4/01/2006	Change

Sales	$497.9	$487.6	2.1%
Operating Profit	$39.1	$40.6	-3.9%
Operating Profit %	7.8%	8.3%

First Quarter Results
  First quarter net sales for the office furniture segment increased $10.2 million to $497.9 million as $14.7 million of incremental sales from acquisitions offset lower sales from the supplies driven channel.
  Operating profit for the quarter decreased $1.6 million primarily as a result of lower volume.  Acquisitions negatively impacted profitability as anticipated.  Operating profit was positively impacted by $1.9 million lower restructuring related costs compared to first quarter 2006.

Hearth Products
	Three Months Ended		Percent
Dollars in Millions	3/31/2007	4/01/2006	Change

Sales	$111.3	$158.0	-29.5%
Operating Profit	$7.7	$11.7	-34.2%
Operating Profit %	6.9%	7.4%

First Quarter Results
  First quarter net sales for the hearth products segment decreased $46.6 million reflecting declining housing and market conditions. Acquisitions completed during 2006 contributed approximately $0.8 million.
  Operating profit for the quarter decreased $4.0 million due to lower volume offset partially by cost reduction initiatives implemented during the fourth quarter 2006, and a smaller mix of lower margin remodel/retrofit business.
Outlook
"The office furniture industry has moderated. In particular, we've experienced softness in the supplies driven channel.  We do not anticipate these trends to improve during 2007. In addition to our focus on accelerating growth, we are actively identifying structural and operating cost reductions in response to these market conditions," said Mr. Askren.

"Market conditions for the hearth business continue to be impacted by housing market conditions. Sales and profitability will continue to be challenged through 2007.  The hearth group has done an effective job to drive share gains and right size the cost structure to drive solid long-term profitability," said Mr. Askren.

The Corporation remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call
HNI Corporation will host a conference call on Thursday, April 19, 2007 at 10:00 a.m. (Central) to discuss first quarter 2007 results. To participate, call the conference call line at 1-888-428-4480.  A replay of the conference call will be available until Thursday, April 26, 2007, 11:59 p.m. (Central).  To access this replay, dial 1-800-475-6701 - Access Code:  868062.  A link to the simultaneous web cast can be found on the Corporation's web site at www.hnicorp.com.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments. HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces. The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Lamex®, Heatilator®, Heat & GloTM, and Quadra-Fire®, have leading positions in their markets. HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, in 2007 the Corporation was recognized by Fortune Magazine as one of America's Most Admired Companies in the furniture industry for the eighth consecutive year. In 2006, the Corporation was recognized by Industry Week as one of the 50 Best Manufacturing Companies for the fourth consecutive year. HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI. More information can be found on the Corporation's website at www.hnicorp.com.

Statements in this release that are not strictly historical, including statements as to plans, outlook, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," and variations of such words and similar expressions identify forward-looking statements. Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual results in the future to differ materially from expected results. These risks include, without limitation: the Corporation's ability to realize financial benefits from its (a) price increases, (b) cost containment and business simplification initiatives for the entire Corporation, (c) investments in strategic acquisitions, new products and brand building, (d) investments in distribution and rapid continuous improvement, (e) repurchases of common stock, and (f) ability to maintain its effective tax rate; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism, military action, acts of God or other Force Majeure events; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; restrictions imposed by the terms of the Corporation's revolving credit facility and note purchase agreement; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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HNI CORPORATION

Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31, 2007	Apr. 1, 2006
Net sales	$609,200	$645,565
Cost of products sold	402,500	416,610
Gross profit	206,700	228,955
Selling and administrative expenses	170,814	181,188
Restructuring and impairment charges	(136)	1,719
Operating income	36,022	46,048
Interest income	252	279
Interest expense	4,288	1,387
Earnings from continued operations before income taxes and minority interest	31,986	44,940
Income taxes	11,363	16,403
Earnings from continuing operations before minority interest	20,623	28,537
Minority interest in earnings of subsidiary	(28)	(39)
Income from continuing operations	20,651	28,576
Discontinued operations, less applicable income taxes	30	(106)
Net income	$20,681	$28,470
Net income from continuing operations - basic	$0.43	$0.55
Net income from discontinued operations - basic	$0.00	$0.00
Net income per common share - basic	$0.43	$0.55
Average number of common shares outstanding - basic	47,995,728	51,836,006
Net income from continuing operations - diluted	$0.43	$0.55
Net income from discontinued operations - diluted	$0.00	$0.00
Net income per common share - diluted	$0.43	$0.55
Average number of common shares outstanding - diluted	48,278,102	52,229,322

Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	Mar. 31,	Dec. 30,		Mar. 31,	Dec. 30,
(Dollars in thousands)	2007	2006		2007	2006
Cash and cash equivalents	$24,561	$28,077	Accounts payable and
Short-term investments	9,107	9,174	accrued expenses	$278,906	$328,882
Receivables	274,251	316,568	Note payable and current
Inventories	102,658	105,765	maturities of long-term debt	14,724	26,135
Deferred income taxes	17,473	15,440	Current maturities of other
Prepaid expenses and			long-term obligations	1,970	3,525
other current assets	21,887	29,150
Current assets	449,937	504,174	Current liabilities	295,600	358,542

			Long-term debt	287,300	285,300
			Capital lease obligations	639	674
Property and equipment - net	308,374	309,952	Other long-term liabilities	59,449	56,103
Goodwill	253,352	251,761	Deferred income taxes	22,095	29,321
Other assets	161,547	160,472
			Minority interest in subsidiary	237	500
			Shareholders' equity	507,890	495,919
			Total liabilities and
Total assets	$1,173,210	$1,226,359	shareholders' equity	$1,173,210	$1,226,359

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended
(Dollars in thousands)	Mar. 31, 2007	Apr. 1, 2006
Net cash flows from (to) operating activities	$40,845	$8,724
Net cash flows from (to) investing activities:
Capital expenditures	(13,325)	(14,248)
Acquisition spending	(782)	(63,641)
Other	(1,285)	50
Net cash flows from (to) financing activities	(28,969)	46,306
Net increase (decrease) in cash and cash equivalents	(3,516)	(22,809)
Cash and cash equivalents at beginning of period	28,077	75,707
Cash and cash equivalents at end of period	$24,561	$52,898

Unaudited Business Segment Data

	Three Months Ended
(Dollars in thousands)	Mar. 31, 2007	Apr. 1, 2006
Net sales:
Office furniture	$497,851	$487,607
Hearth products	111,349	157,958
	$609,200	$645,565

Operating profit:
Office furniture (1)
Operations before restructuring charges	$38,926	$42,346
Restructuring and impairment charges	136	(1,719)
Office furniture - net	39,062	40,627
Hearth products	7,721	11,733
Total operating profit	46,783	52,360
Unallocated corporate expense	(14,753)	(7,359)
Income before income taxes	$32,030	$45,001

Depreciation and amortization expense:
Office furniture	$12,354	$11,155
Hearth products	3,688	4,533
General corporate	1,140	1,140
	$17,182	$16,828

Capital expenditures - net:
Office furniture	$10,825	$9,471
Hearth products	2,207	2,770
General corporate	293	2,007
	$13,325	$14,248

	As of	As of
	Mar. 31, 2007	Apr. 1, 2006
Identifiable assets:
Office furniture	$706,275	$708,767
Hearth products	356,638	374,963
General corporate	110,297	124,256
	$1,173,210	$1,207,986
(1) Includes minority interest

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